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                                                                      EXHIBIT 11

                            ALPHANET SOLUTIONS, INC.

                  COMPUTATION OF PRO FORMA EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                              THREE MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,     MARCH 31,
                                      ----------------------- ------------------
                                         1995        1996       1996     1997
                                      ----------- ----------- ------------------
Pro forma net income................  $     2,439 $     3,463 $    572 $   1,161
                                      =========== =========== ======== =========
Weighted average number of common
 shares and common shares equivalent
  Common shares.....................        3,400       4,690    3,488     5,103
  Shares necessary to fund S Corpo-
   ration Distribution less out-
   standing loan to shareholder.....          551         130      520        --
  Cheap stock (treasury stock meth-
   od)..............................           37           9       35       190
                                      ----------- ----------- -------- ---------
                                            3,988       4,829    4,043     5,293
                                      =========== =========== ======== =========
Pro forma net income per share......  $      0.61 $      0.72 $   0.14 $    0.22
                                      =========== =========== ======== =========
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